The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated February 13, 2024

PROSPECTUS Dated November 16, 2023	Pricing Supplement No. 1,036 to
PROSPECTUS SUPPLEMENT Dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
INDEX SUPPLEMENT Dated November 16, 2023	Dated February , 2024
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Dual Directional Buffered Equity Notes Based on the Value of the Energy Select Sector SPDR® Fund due February 19, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Dual Directional Buffered Equity Notes Based on the Value of the Energy Select Sector SPDR® Fund due February 19, 2027, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley.  Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the Energy Select Sector SPDR® Fund, which we refer to as the underlying shares, as determined on the valuation date.  If the closing value of the underlying shares on the valuation date (the “final share price”) has increased in value from the initial share price, you will receive a return on your investment equal to the share return, subject to the maximum upside payment at maturity of $2,000.00 per security, or 200% of the stated principal amount.  If the final share price has remained unchanged from the initial share price or has depreciated in value, but has not declined by more than the buffer amount of 25% from the initial share price, you will receive the stated principal amount of your investment plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%.  However, if the final share price has declined by more than the buffer amount of 25% from the initial share price, investors will lose 1.3333% for every 1% decline beyond the specified buffer amount. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero.  Accordingly, you could lose your entire investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the absolute return and buffer features that in each case apply to a limited range of performance of the underlying shares.  The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

The stated principal amount and original issue price of each security is $1,000.

•	We will not pay interest on the securities.

•	At maturity, you will receive an amount of cash per security based on the final share price, which is the closing value of the underlying shares on the valuation date, as follows:

º	If the final share price is greater than the initial share price, meaning the value of the underlying shares has increased from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the product of $1,000 and the share return, subject to the maximum upside payment at maturity of $2,000.00 per security (200% of the stated principal amount).

º	If the final share price is less than or equal to the initial share price but greater than or equal to 75% of the initial share price, meaning the value of the underlying shares has remained unchanged or has declined by no more than the buffer amount of 25% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 + ($1,000 × absolute share return). In this scenario, you will receive a 1 % positive return on the securities for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $250.

º	If the final share price is less than 75% of the initial share price, meaning the value of the underlying shares has declined by more than the buffer amount of 25% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 + [$1,000 × (share return + buffer amount) × downside factor]. Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero. Please see the graph and table illustrating the payment at maturity in “Hypothetical Payout on the Securities at Maturity” on PS-6.

•	The share return will be a fraction, the numerator of which will be the final share price minus the initial share price and the denominator of which will be the initial share price.

•	The absolute share return will be the absolute value of the share return.

•	The buffer amount is 25%. As a result of the buffer amount of 25%, the value at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities is $ , which is 75% of the initial share price.

•	The downside factor is 1.3333.

•	The pricing date, which is the day we price the securities for initial sale to the public, is February 14, 2024.

•	The initial share price is $ , which is the closing price of the underlying shares on the pricing date.

•	The final share price will equal the product of (1) the closing price on the valuation date and (2) the adjustment factor on such date.

•	The adjustment factor will initially be set at 1.0 and may be adjusted to reflect certain events affecting the underlying shares.

•	The valuation date will be February 16, 2027, subject to postponement for non-trading days and certain market disruption events.

•	Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is approximately $961.20 per security, or within $30.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the securities is 61771WG93. The ISIN number for the securities is US61771WG938.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms of the Securities” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Us(3)
Per security	$1,000	$20	$980
Total	$	$	$
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $20 per $1,000 stated principal amount of securities.

(2)	Please see “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest” in these preliminary terms for information about fees and commissions.

(3)	See “Additional Information About the Securities—Use of proceeds and hedging” on PS-29.

The Agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley.  The securities do not pay interest and do not guarantee any return of principal at maturity.  The securities have been designed for investors who are willing to forgo market floating interest rates in exchange for a payment at maturity based on the closing value of the Energy Select Sector SPDR® Fund, which we refer to as the underlying shares, as determined on the valuation date, as follows:  If the value of the underlying shares has appreciated at all as compared to the initial share price, you will realize a positive return on your investment in the securities equal to the share return, subject to the maximum upside payment at maturity of $2,000.00 per security (200% of the stated principal amount). If the value of the underlying shares has remained unchanged or has depreciated in value, but has not declined by more than the buffer amount of 25% from its initial share price, the payment at maturity will be $1,000 per security plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%. However, if the value of the underlying shares has depreciated as compared to the initial share price by more than the buffer amount, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose your entire investment in the securities.  All payments on the securities are subject to our credit risk.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR®” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P®”), an affiliate of S&P® Global Inc. The securities are not sponsored, endorsed, sold, or promoted by S&P®, S&P® Global Inc. or the Select Sector SPDR® Trust. S&P®, S&P® Global Inc. and the Select Sector SPDR® Trust make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. S&P®, S&P® Global Inc. and the Select Sector SPDR® Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Each security costs $1,000	We are offering the Dual Directional Buffered Equity Notes Based on the Value of the Energy Select Sector SPDR® Fund due February 19, 2027, which we refer to as the securities. The stated principal amount and original issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $961.20, or within $30.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the buffer amount, the downside factor and the maximum upside payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee the return of any principal at maturity; no interest	Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing value of the underlying shares on the valuation date, and this amount may be significantly less than the stated principal amount of the securities. If the value of the underlying shares declines by more than the buffer amount of 25% from the initial share price, for every 1% decline beyond the buffer amount, you will lose an amount equal to 1.3333% of the principal amount of your securities. Accordingly, you could lose your entire investment in the securities.
Payment at maturity depends on the final share price	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the final share price, determined as follows:
If the final share price is greater than the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000 + $1,000 × the share return, subject to the maximum upside payment at maturity where,
	share return =	final share price – initial share price
initial share price
	final share price =	The closing price on the valuation date, subject to postponement for non-trading days and certain market disruption events
	initial share price =	The closing price of the underlying shares on February 14, 2024, which we refer to as the pricing date

maximum upside payment at maturity =	$2,000.00 per security (200% of the stated principal amount)

•

If the final share price is less than or equal to the initial share price but greater than or equal to 75% of the initial share price, meaning the value of the underlying shares, as determined on the valuation date, has remained unchanged or has declined by no more than the buffer amount of 25% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + ($1,000 × the absolute share return)

where,

absolute share return =                           The absolute value of the share return

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying shares.  In no event will this amount exceed the stated principal amount plus $250.

•

If the final share price is less than 75% of the initial share price, meaning the value of the underlying shares, as determined on the valuation date, has declined by more than the buffer amount of 25% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + [$1,000 × (share return + buffer amount) × downside factor]
where,
buffer amount = 25% downside factor = 1.3333
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.
All payments on the securities are subject to our credit risk.
Beginning on PS-6, in the section titled “Hypothetical Payout on the Securities at Maturity,” we have provided a graph illustrating the payout on the securities at maturity over a range of hypothetical final share prices. The examples do not show every situation that can occur.
You can review the historical values of the underlying shares in the section of this pricing supplement called “Additional Information About the Securities—Historical Information” starting on PS-28. You cannot predict the future performance of the underlying shares based on their historical performance.
Investing in the securities is not equivalent to investing in the underlying shares or the stocks that constitute the share underlying index.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share price, the final share price, the share return, whether a market disruption event has occurred and the payment that you will receive at maturity, if any.
Morgan Stanley & Co. LLC will be the Agent; conflicts of interest	The Agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” starting on PS-30.
You may revoke your offer to purchase the securities prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.
Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2023, the index supplement dated November 16, 2023 and the prospectus dated November 16, 2023. We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”
Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Terms of the Securities” section in this pricing supplement. You should also read the “Additional Information About the Securities” section. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUT ON THE SECURITIES AT MATURITY

The following graph and table illustrate the hypothetical return at maturity on the securities.

The graph and table are based on the following terms:

Stated principal amount:	$1,000 per security
Buffer amount:	25%
Downside factor:	1.3333
Maximum upside payment at maturity:	$2,000.00 per security (200% of the stated principal amount)

•	Upside Scenario. If the final share price is greater than the initial share price, investors will receive at maturity the $1,000 stated principal amount plus 100% of the appreciation of the underlying shares over the term of the securities, subject to the maximum upside payment at maturity of $2,000.00 per security (200% of the stated principal amount).

•	Absolute Return Scenario. If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 25%, investors will receive the stated principal amount of $1,000 per security plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%.

o	For example, if the final share price is 5% less than the initial share price, investors would receive a 5% return, or $1,050 per security.

o	The maximum return you may receive in this scenario is a positive 25% return at maturity.

•	Downside Scenario. If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 25%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 25% times the downside factor of 1.3333.

o	For example, if the underlying shares depreciates 40%, investors would lose 19.9995% of their principal and receive only $800.005 per security at maturity, or 80.0005% of the stated principal amount.

The “Return on Securities” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000. The hypothetical returns set forth below reflect the maximum payment at maturity of $2,000.00 per security and assume an initial share price of $100.00. The actual initial share price will be determined on the pricing date. The hypothetical returns set forth below are for illustrative purposes only and may not reflect the actual returns applicable to a purchaser of the securities.

Final Share Price	Share Return	Return on Securities
$220.00	120.00%	100.00%
$210.00	110.00%	100.00%
$200.00	100.00%	100.00%
$180.00	80.00%	80.00%
$160.00	60.00%	60.00%
$140.00	40.00%	40.00%
$130.00	30.00%	30.00%
$120.00	20.00%	20.00%
$110.00	10.00%	10.00%
$100.00	0.00%	0.00%
$95.00	-5.00%	5.00%
$90.00	-10.00%	10.00%
$80.00	-20.00%	20.00%
$75.00	-25.00%	25.00%
$70.00	-30.00%	-6.6665%
$60.00	-40.00%	-19.9995%
$40.00	-60.00%	-46.6655%
$20.00	-80.00%	-73.3315%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns on the securities set forth in the table are calculated.

Example 1:  The value of the underlying shares increases from the initial share price of $100.00 to a final share price of $210.00.  Because the share return of 110% would result in a payment at maturity that is greater than the maximum upside payment at maturity, the investor receives only the maximum upside payment at maturity of $2,000.00 per security.

Example 2:  The value of the underlying shares increases from the initial share price of $100.00 to a final share price of $110.00. Because the share return of 10% is greater than the initial share price, the investor receives a payment at maturity per $1,000 principal amount security, calculated as follows:

$1,000 + ($1,000 x 10%)  =  $1,100.00

Example 3:  The value of the underlying shares decreases from the initial share price of $100.00 to a final share price of $95.00.  Because the share return is negative but the final share price has not decreased from the initial share price by an amount greater than or equal to the buffer amount, the investor receives the benefit of the absolute return feature and therefore receives a payment at maturity per $1,000 principal amount security, calculated as follows:

$1,000 + ($1,000 x 5%)  =  $1,050.00

Example 4: The value of the underlying shares decreases from the initial share price of $100.00 to a final share price of $40.00.  Because the final share price is less than 75% of the initial share price, the investor loses the benefit of the absolute return feature, and instead receives an amount that is significantly less than the principal amount, calculated as follows:

$1,000 + [$1,000 x (–60% + 25%) x 1.3333]  =  $533.345

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, do not pay any interest and do not guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in the underlying shares or the stocks that constitute the share underlying index.  This section describes the material risks relating to the securities.  For a further discussion of risk factors, please see the accompanying prospectus supplement, index supplement and prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Securities

The securities do not pay interest or guarantee the return of any principal at maturity	The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest or guarantee the payment of any of the principal amount at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the closing value of the underlying shares on the valuation date. If the final share price decreases from the initial share price by more than the buffer amount of 25%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the underlying shares beyond the buffer amount of 25% times the downside factor of 1.3333. There is no minimum payment at maturity on the securities, and you could lose your entire investment. See “Hypothetical Payout on the Securities at Maturity” on PS-6.

The appreciation potential of the securities is limited by the maximum upside payment at maturity	The appreciation potential of the securities, if the underlying shares appreciate, is limited by the maximum upside payment at maturity of $2,000.00 per security, or 200% of the stated principal amount. Therefore, any increase in the final share price over the initial share price by more than 100% of the initial share price will not further increase the return on the securities. Additionally, the positive return you can potentially receive if the underlying shares depreciate is limited due to the buffer amount. If the underlying shares decline from the initial share price to the final share price by an amount greater than the buffer amount, you will lose some or all of your investment.

The market price of the securities will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:
• the value of the underlying shares at any time,
• the volatility (frequency and magnitude of changes in value) of the underlying shares and of the stocks composing the share underlying index,
• dividend rates on the securities underlying the share underlying index,
• interest and yield rates in the market,
• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the share underlying index and which may affect the value of the underlying shares,
• the time remaining until the maturity of the securities,
• the composition of the underlying shares and changes in the constituent stocks of the share underlying index,

• the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and
• any actual or anticipated changes in our credit ratings or credit spreads.
Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the underlying shares is at or below the initial share price.

You cannot predict the future performance of the underlying shares based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the securities.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The amount payable at maturity, if any, is not linked to the value of the underlying shares at any time other than the valuation date	The final share price will be based on the closing price on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the underlying shares appreciate prior to the valuation date but then drop by the valuation date to less than 75% of the initial share price, the payment at maturity will be less than it would have been had the payment at maturity been linked to the value of the underlying shares prior to such drop. Although the actual value of the underlying shares on the maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price on the valuation date.

The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index	Investing in the securities is not equivalent to investing in the underlying shares or the stocks that constitute the share underyling index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underyling index.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MS & Co. will determine the initial share price, the final share price, the share return and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor underlying shares or calculation of the closing price in the event of a market disruption event or discontinuance of the underlying shares. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Terms of the Securities — Closing Price,” “—Calculation Agent,” “—Market Disruption Event,” “—Valuation Date,” “— Alternate Exchange Calculation in Case of an Event of Default and “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” in this pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares as well as in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the share underlying index and other financial instruments related to the underlying shares and the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial share price and, therefore, could increase the value at or above which the underlying shares must close on the valuation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity, if any.

The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  However, because our counsel’s opinion is based in part on market conditions as of the date of this pricing supplement, it is subject to confirmation on the pricing date.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction.” If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder (as defined below) in respect of the securities could be recharacterized as ordinary income (in which case an interest charge would be imposed).  U.S. Holders should read the section entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the Securities — Potential Application of the Constructive Ownership Rule” in this pricing supplement.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein.  There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

Investing in the securities exposes investors to risks associated with investments with a concentration in the energy sector

The stocks included in the share underlying index and that are generally tracked by the underlying shares are stocks of companies whose primary business is directly associated with the energy sector, including the following sub-sectors: (i) oil, gas and consumable fuels and (ii) energy equipment and services. Because the value of the securities is linked to the performance of the underlying shares, an investment in the securities exposes investors to risks associated with investments in securities with a concentration in the energy sector.

Energy companies develop and produce crude oil and natural gas and/or provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are mainly affected by the business, financial and operating condition of the particular company, as well as changes in prices for oil, gas and other types of fuels, which in turn largely depend on supply and demand for various energy products and services. Some of the factors that may influence supply and demand for energy products and services include: general economic conditions and growth rates, weather conditions, the cost of exploring for, producing and delivering oil and gas, technological advances affecting energy efficiency and energy consumption, the ability of the Organization of the Petroleum Exporting Countries (OPEC) to set and maintain production levels of oil, currency fluctuations, inflation, natural disasters, civil unrest, acts of sabotage or terrorism and other regional or global events. The profitability of energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. Increased supply or weak demand for energy products and services, as well as various developments leading to higher costs of doing business or missed business opportunities, would adversely impact the performance of companies in the energy sector. The value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the energy sector or one of the sub-sectors of the energy sector than a different investment linked to securities of a more broadly diversified group of issuers.

The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares

The underlying shares do not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index.  In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index.  All of these factors may lead to a lack of correlation between the performance of the underlying shares and the share underlying index.  In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the underlying shares may impact the variance between the performances of the underlying shares and the share underlying index.  Finally, because the shares of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares.  Any of these events could materially and adversely affect the price of the shares of the underlying shares and, therefore, the value of the securities.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying shares on the valuation date, even if the underlying shares is underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the underlying shares.

Adjustments to the underlying shares or to the share underlying index	The investment adviser to the Energy Select Sector SPDR® Fund, SSGA Funds Management, Inc. (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses,

could adversely affect the value of the securities	of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the Energy Select Sector SPDR® Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. S&P® Dow Jones Indices LLC (“S&P®”) is responsible for calculating and maintaining the share underlying index. S&P® may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. S&P® may discontinue or suspend calculation or publication of the share underlying index at any time. If trading in the underlying shares is permanently discontinued and/or the underlying shares are liquidated or otherwise terminated, and S&P® subsequently discontinues publication of the share underlying index, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the price of the underlying shares, and consequently, the value of the securities.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares	MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

TERMS OF THE SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Dual Directional Buffered Equity Notes Based on the Value of the Energy Select Sector SPDR® Fund due February 19, 2027.

Aggregate Principal Amount	$

Pricing Date	February 14, 2024

Original Issue Date (Settlement Date)	February 20, 2024 (3 Business Days after the Pricing Date)

Maturity Date	February 19, 2027, subject to extension as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed.  See “Valuation Date” below.

Issue Price	100% ($1,000 per Security)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP	61771WG93

ISIN	US61771WG938

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Share Price is greater than the Initial Share Price, meaning the value of the Underlying Shares has increased from the Initial Share Price, $1,000 plus the product of $1,000 and the Share Return, subject to the Maximum Upside Payment at Maturity,

(ii) if the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to 75% of the Initial Share Price, meaning the value of the Underlying Shares has remained unchanged or has declined by no more than the Buffer Amount of 25% from the Initial Share Price,

$1,000 + ($1,000 x Absolute Share Return)

(iii) if the Final Share Price is less than 75% of the Initial Share Price, meaning the value of the Underlying Shares has declined by more than the Buffer Amount of 25% from the Initial Share Price,

$1,000 + [$1,000 x (Share Return + Buffer Amount) x Downside Factor]

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Maximum Upside Payment at Maturity	$2,000.00 per Security (200% of the Stated Principal Amount)

Buffer Amount	25%

Downside Factor	1.3333

Share Return	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Share Price minus the Initial Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Return	=	Final Share Price – Initial Share Price
Initial Share Price

Absolute Share Return	The absolute value of the Share Return.

Initial Share Price	$ , which is the Closing Price on one Underlying Share on the Pricing Date. See “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Final Share Price	The Closing Price on the Valuation Date, as determined by the Calculation Agent.

Closing Price	Subject to the provisions set out under “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, the Closing Price for one Underlying Share (or one unit of any other security for which a Closing Price must be determined) on any Trading Day shall be determined by the Calculation Agent and shall mean:

(i)       if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Underlying Shares (or any such other security) are listed,

(ii)       if the Underlying Shares (or any such other security) are securities of NASDAQ, the official closing price published by NASDAQ on such day, or

(iii)       if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day shall mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as shall make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” shall include any successor service thereto, or, if applicable, the

OTC Reporting Facility operated by FINRA. See “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Underlying Shares	Shares of the Energy Select Sector SPDR® Fund

Share Underlying Index	Energy Select Sector Index

Share Underlying Index Publisher	S&P® Dow Jones Indices LLC or any successor publisher of the Index

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “Antidilution Adjustments” below.

Valuation Date	February 16, 2027, subject to postponement for non-Trading Days and Market Disruption events, as described in the following paragraph.

If a Market Disruption Event occurs on the scheduled Valuation Date or if such Valuation Date is not a Trading Day with respect to the Underlying Shares, the Final Share Price shall be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Share Price shall not be determined on a date later than the fifth Business Day after the scheduled Valuation Date, and if such date is not an Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Closing Price of the Underlying Shares on such date in accordance with the formula for and method of calculating the Underlying Shares last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Trading Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Trading Day) on such date of each security most recently constituting the Underlying Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, NASDAQ, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or any combination thereof) then included in the Share Underlying Index or any Successor Index (as defined under “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below).

Antidilution Adjustments	If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor shall be adjusted by the Calculation Agent to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above shall be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Issuer notices to registered holders, the Trustee and the Depositary	In the event that the Maturity Date is postponed due to a postponement of the Valuation Date as described above, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash to be delivered with respect to each stated principal amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on the Maturity Date.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Underlying Shares:

(i) the occurrence or existence of any of:

(a)       a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Share Underlying Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b)  a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the Share Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Share Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii)       a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to these Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index shall be based on a comparison of (x) the portion of the value of the Share Underlying Index attributable to that security relative to (y) the overall value of the Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Share Underlying Index or the Underlying Shares by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Share Underlying Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Share Underlying Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Underlying Shares and/or Share Underlying Index;
Alteration of Method of Calculation	If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the Energy Select Sector SPDR® Fund is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Closing Price on the Valuation Date following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, S&P® Dow Jones Indices LLC discontinues publication of the Share Underlying Index and S&P® Dow Jones Indices LLC or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day and, to the extent the value of the Successor Index differs from the value of the Share Underlying Index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent for purposes of calculating payments on the Securities.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, S&P® Dow Jones Indices LLC discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such date. The Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Interest Rate	None

Book Entry Security or
Certificated Security	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—Global Securities” and “Forms of Securities—The Depositary” and in the accompanying prospectus.

The Energy Select Sector SPDR® Fund;
Public Information	The Energy Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR® Trust (the “SPDR Trust”), a registered investment company. The SPDR Trust consists of numerous separate investment portfolios, including the Energy Select Sector SPDR® Fund. The Energy Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index. It is possible that this fund may not fully replicate the performance of the Energy Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the SPDR Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the Energy Select Sector SPDR® Fund is accurate or complete.

This document relates only to the securities offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this document regarding the SPDR Trust from the publicly available documents described above.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the SPDR Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the SPDR Trust could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with the SPDR Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the SPDR Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of the SPDR Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Underlying Shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR®” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P®”), an affiliate of S&P® Global Inc. The Securities are not sponsored, endorsed, sold, or promoted by S&P®, S&P® Global Inc. or the SPDR Trust. S&P®, S&P® Global Inc. and the SPDR Trust make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. S&P®, S&P® Global Inc. and the SPDR Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Energy Select Sector Index	The Energy Select Sector Index, which is one of the Select Sector sub-indices of the S&P 500® Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the energy sector of the S&P 500® Index. The Energy Select Sector Index includes component stocks in industries such as energy equipment and services; and oil, gas & consumable fuels. For more information, see “S&P® Select Sector Indices—Energy Select Sector Index” in the accompanying index supplement.

Historical Information	The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Underlying Shares for each quarter in the period from January 1, 2019 through February 12, 2024. The Closing Price on February 12, 2024 was $84.23. The graph following the table sets forth the historical performance of the Underlying Shares for the period from January 1, 2019 through February 12, 2024. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.  The Final Share Price may decline below the Initial Share Price by an amount greater than the Buffer Amount so that the Payment at Maturity will be less, and possibly significantly less, than the Stated Principal Amount of the Securities.

Energy Select Sector SPDR® Fund (CUSIP 81369Y506)	High ($)	Low ($)	Period End ($)
2019
First Quarter	67.29	57.90	66.12
Second Quarter	68.61	58.77	63.71
Third Quarter	64.44	55.85	59.20
Fourth Quarter	61.99	55.90	60.04
2020
First Quarter	60.87	23.57	29.06
Second Quarter	46.86	27.62	37.85
Third Quarter	38.58	29.95	29.95
Fourth Quarter	41.60	27.71	37.90
2021
First Quarter	53.57	37.96	49.06
Second Quarter	56.19	47.07	53.87
Third Quarter	54.81	45.79	52.09
Fourth Quarter	59.14	53.01	55.50
2022
First Quarter	78.75	57.22	76.44
Second Quarter	92.28	70.66	71.51
Third Quarter	84.09	67.49	72.02
Fourth Quarter	94.08	76.09	87.47
2023
First Quarter	93.11	76.97	82.83
Second Quarter	87.23	76.59	81.17
Third Quarter Fourth Quarter	93.36	79.09	90.39
2024
First Quarter (through February 12, 2024)	91.96	81.20	83.84

Historical Daily Closing Prices of the Energy Select Sector SPDR® Fund

January 1, 2019 through February 12, 2024

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers.  We expect our hedging counterparties to take positions in the Underlying Shares, in the stocks constituting the Share Underlying Index, in futures and/or options contracts on the Underlying Shares, the Share Underlying Index or their component stocks listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could increase the Initial Share Price, and therefore could increase the value at or above which the Initial Shares must close on the Valuation Date so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities by purchasing and selling the stocks underlying the Share Underlying Index, futures and/or options contracts on the Underlying Shares, the Share Underlying Index or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches.  We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Securities and will receive a fee from us or one of our affiliates that will not exceed $20 per $1,000 stated principal amount of Securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.  When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Share Underlying Index.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities.  This discussion applies only to investors in the Securities who:

•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this pricing supplement, it is subject to confirmation on the pricing date.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities).  Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Subject to the discussion above regarding the potential application of Section 1297 of the Code and to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction” under Section 1260 of the Code.  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Securities could be recharacterized as ordinary income (the “Recharacterized Gain”), in which case an interest charge will be imposed.  The amount of Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.” As a result of the terms of the Securities, such as the leveraged upside payment, it is unclear how to calculate the amount of Recharacterized Gain if an investment in the Securities were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities.  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income.  For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield”

determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”).  Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”).  However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security.  Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the pricing date.  However, we will provide an updated determination in the final pricing supplement.  Assuming that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.